Bluegreen Vacations Corporation’s Board

Approves Share Repurchase Program

BOCA RATON, FL – Bluegreen Vacations Corporation (NYSE: BXG) (“Bluegreen” or “the Company”) announced that its Board of Directors has approved a share repurchase program which authorizes the repurchase of a total of up to 3,000,000 shares of the Company’s Common Stock at an aggregate cost of no more than $35 million.  The program authorizes the Company, in management’s discretion, to repurchase shares from time to time subject to market conditions and other factors.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 216,000 owners, 69 Club and Club Associate Resorts and access to more than 11,100 other hotels and resorts through partnerships and exchange networks as of September 30, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. The forward looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and involve substantial risks and uncertainties,  including, but not limited to, the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017, which may be viewed on the SEC's website,  www.sec.gov. and on Bluegreen’s website, www.bluegreenvacations.com.

Bluegreen Vacations Corporation

Investor Relations:

Nikki Sacks, 203-682-8263

or

Evelyn Infurna, 203-682-8265

Email: bluegreenvac@icrinc.com